Exhibit 14.2

CODE OF ETHICS

IM Private Code of Ethics Updated: April 2020

I.	INTRODUCTION

The IM Private Side Code of Ethics (the “Code”) is reasonably designed to prevent legal, business and ethical conflicts, to guard against the misuse of confidential information, and to avoid even the appearance of impropriety that may arise in connection with your personal trading and outside activities as an employee of IM Private Side (defined below). It is very important for you to read the “Definitions” section below to understand the scope of the Code, including the individuals, accounts, securities and transactions it covers. All new Access Persons will receive the Code. You are required to acknowledge receipt and your understanding of the Code at the start of your employment in IM Private Side (or when you otherwise become an Access Person, as defined below), when amendments to the Code are made, and annually.

A.	Standards of Business Conduct

The Code has been adopted by IM Private Side for the purpose of establishing the standards of business conduct for our Access Persons. Please keep in mind that the Code is only a guide and it cannot and does not attempt to cover all possible situations that may arise in the conduct of IM Private Side’s business. In addition, the Code does not supersede, amend or interpret the Morgan Stanley Code of Conduct, the Firm’s Code of Ethics and Business Conduct, Firmwide Global Employee Trading Policy, the IM Private Side Global Employee Trading Policy or any other Morgan Stanley personal employee trading policy or compensation plan to which Access Persons are subject.

IM Private Side and its Access Persons have a fiduciary obligation to our Clients, and therefore, we must act honestly, fairly, professionally and in the best interest of our Clients at all times. More specifically, all Access Persons must act in accordance with the following business principles:

•	have a reasonable, independent basis for investment advice;

•	obtain best execution for Client securities transactions when in a position to direct brokerage;

•	ensure investment advice is suitable given the Client’s investment objectives and strategies;

•	refrain from effecting personal securities transactions inconsistent with a Client’s interests;

•	act in good faith and avoid conflicts of interest;

•	provide Clients and the IM Private Side Investment Committee(s) with full and fair disclosure of all material facts, as appropriate; communicate in a way that is clear and not misleading and

•	use care to avoid misleading any Client (or investors of any Client).

The Code is meant to ensure that high ethical standards are maintained by IM Private Side and our Access Persons and to preclude circumstances that may lead to or give the appearance of conflicts of interest, insider trading or unethical business conduct. The Code prohibits certain activities and personal financial interests and requires disclosure of personal investments and the outside business activities of all Access Persons.

The Code addresses personal investing activities of Access Persons by requiring additional reporting and review by your Designated Manager and the Control Group, all of which supplements any trade pre-clearance and personal investment account requirements to which an Access Person may be subject (including Morgan Stanley’s Global Employee Trading Policy and IM Private Side’s Global Employee Trading Policy). As a result of the implementation of such Employee Trading Policies and the Code, Access Persons may find themselves “frozen” in a position. Neither Morgan Stanley nor IM Private Side will bear any losses in personal accounts resulting from the implementation of any portion of the Code or any Employee Trading Policy to which an Access Person may be subject.

We require strict adherence to the Code by each of our Access Persons. Disciplinary action will be taken against Access Persons who violate the rules set forth below, which could result in dismissal from employment.

Any behavior by anyone that you believe may violate this Code must be reported in line with the Global Speaking Up and Reporting Concerns Policy.

B.	Definitions

These definitions are here to help you understand the application of the Code to various activities undertaken by you and other persons related to you who may be impacted by the Code. They are an integral part of the Code and a proper understanding of them is essential. Please refer back to these definitions as you read the Code.

•	“Access Person”

The term “Access Person” refers to any person who:

•	is under the immediate supervision and control of a business unit or cost center that has been identified as being part of IM Private Side;

•	provides investment advice on behalf of IM Private Side, and who has access to nonpublic information regarding any Client’s purchase or sale of securities, or who is involved in making securities recommendations to one or more Clients, or who has access to such recommendations that are nonpublic (such as certain consultants, leased workers, temporary employees and any member of an Investment Committee to an IM Private Side-sponsored fund that is advised by an adviser, including SEC registered investment advisers under the Advisers Act and those advisers authorised under applicable EU law); or

•	has responsibilities related to IM Private Side or supports IM Private Side as a business and has frequent interaction with Access Persons, as determined by Compliance (e.g., Participating Affiliate Employees and certain designated personnel in IT, Tax, Legal, Compliance, and Human Resources).

Please contact Compliance if you have any question as to your status as an Access Person.

•	“Advisers Act”

“Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended from time to time.

•	“Applicable Laws”

“Applicable Laws” means all applicable rules and regulations in the jurisdictions in which IM Private conducts business (which jurisdictions shall include, without limitation, those in North America, Europe and Asia).

•	“Beneficial Ownership”

“Beneficial Ownership” is defined in the same manner as it would be in determining whether a person is subject to the short-swing profit provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership will apply to all Securities that any person has or acquires.

For example, an Access Person may be deemed to have Beneficial Ownership of Securities if such Securities are held by:

•	the Access Person, whether in bearer form, registered in the Access Person’s name or otherwise;

•	a trust of which the Access Person is a trustee, or in which the Access Person has an economic interest, or where the Access Person participates in the investment decisions or otherwise has direct or indirect influence or control;

•	a trust of which the Access Person is the settlor/grantor and has the power to revoke the trust without obtaining the consent of the beneficiaries;

•	any partnership or limited liability company in which the Access Person is a general partner or manager, or with respect to which the Access Person has direct or indirect influence or control. Typically, an Access Person would not be deemed to have beneficial ownership of Securities that are held by a limited partnership or limited liability company of which the Access Person is only a passive limited partner or member;

•	a person other than the Access Person but are held in a Access Account (as defined below) or are held for the benefit of the Access Person (regardless of whether or how registered), such as Securities that are held for an Access Person by a bank, custodian, broker, relative, executor, administrator, pledgee, agent or other person in a similar role;

•	the Access Person’s spouse, minor children, domestic partner or a relative who shares the Access Person’s home;

•	another person (i.e., in the name of a person other than the Access Person) but the Access Person enjoys (or has the power to cause enjoyment of) benefits substantially equivalent to those of ownership by reason of any contract, understanding, relationship, agreement, or other arrangement; or

•	another person and, although the Access Person does not currently enjoy benefits substantially equivalent to those of ownership, the Access Person can cause title to be changed to his or her name.

•	“Chief Compliance Officer”

The IM Private Side Chief Compliance Officer is the individual selected and appointed from time to time by IM Private Side’s SEC-registered investment advisers.

•	“Client”

The term “Client” generally refers to any private (unregistered) pooled investment vehicle and separately managed account managed from time to time by IM Private Side-sponsored entities.

•	“Commission Delegated Regulation (EU) 2017/565”

COMMISSION DELEGATED REGULATION (EU) 2017/565 of 25 April 2016 supplementing Directive 2014/65/EU of the European Parliament and of the Council as regards organizational requirements and operating conditions for investment firms.

•	“Control”

“Control” is defined in the same manner as in Section 2(a)(9) of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Note: Generally, control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. A person who owns beneficially, either directly or through one or more controlled companies, more than 25 percent of the voting securities of a company is presumed to control that company. Any person who does not so own more than 25 percent of the voting securities of any company is presumed not to control that company. Either of the foregoing presumptions may be rebutted by evidence to the contrary.

•	“Covered Account”

The term “Covered Account” means any account in which an Access Person has, or acquires, any direct or indirect Beneficial Ownership in a Security held in the account.

•	“Covered Security”

Any Security other than direct obligations of the United States government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of open-end mutual funds and unit investment trusts that are invested exclusively in one or more open-end funds that are not affiliated with IM Private Side or advised or sub-advised by IM Private Side or an IM Private Side affiliate.

Note: Except as just noted, a “Covered Security” is generally any financial instrument treated as a Security for investment purposes and any related instrument such as a futures, forward or swap contract entered into with respect to one or more Securities, a basket or an index of Securities or components of Securities.

•	“Designated Manager”

The term “Designated Manager” means any manager designated by a business unit or department to supervise certain activities (including personal trading activities) of the Access Persons who are under the supervision and control of such business unit or department. Designated Managers may or may not be the direct supervisor of the Access Person.

•	“Initial Public Offering”

The term “Initial Public Offering” or “IPO” means an offering of Securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

•	“Investment Committee”

Any committee established to be primarily responsible for making investment decisions on behalf of, or investment recommendations to, a Client of IM Private Side.

•	“IM Private Side”

This term refers, individually and collectively, to the regulated investment advisers that provide investment advisory and management services to Clients of the Private Real Estate Investing, Private Infrastructure, Private Credit and Equity, and AIP Private Markets Fund of Funds business units of Morgan Stanley’s Investment Management division, including SEC registered investment advisers and those advisers authorised under applicable EU law.

•	“Participating Affiliate Employee”

Any professional located outside of the U.S. who is employed by or seconded to a foreign affiliate of IM Private Side and who provides investment advisory-related services to IM Private Side, including, without limitation: assisting in sourcing and providing information regarding investment and disposal opportunities, providing information and recommendations to Investment Committees, and/or providing ongoing asset or property management services.

•	“Private Placement”

“Private Placement” is defined as any offering of Securities that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 of Regulation D or other similar exempt offerings of unlisted Securities under non-U.S. law. Private Placement transactions include investments in privately held corporations, limited partnerships, tax shelter programs and similar privately offered deals, including hedge funds and private investment funds. They also include private placements sponsored by IM Private Side or its affiliates if they are also offered to a Client. They do not include investments in publicly traded Securities, mutual funds, money market or cash management accounts, insurance policies or investments in programs offered by IM Private Side or its affiliates for Access Persons.

•	“SEC”

The U.S. Securities and Exchange Commission.

•	“Security” or “Securities”

The term “Security” or “Securities” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, partnership interests, limited liability company interests, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

II.	CONSULTANTS AND TEMPORARY EMPLOYEES

Consultants and other temporary employees who fall under the definition of an Access Person by virtue of their duties and responsibilities with IM Private Side (i.e. any person who provides investment advice on behalf of IM Private Side, is subject to the supervision and control of IM Private Side and who has access to nonpublic information regarding any Client’s purchase or sale of Securities, or who is involved in making Securities recommendations to one or more Clients, or who has access to such recommendations that are nonpublic) will generally be required to adhere to the following Code provisions:

•	Reporting on Covered Securities holdings to Compliance on an initial, quarterly and annual basis;

•	Duplicate confirmations and statements sent to Compliance for transactions in any Covered Security;

•	Restriction from participating in any IPOs;

•	Pre-clearance of any Outside Activities and Private Placements through the web-based Outside Business Interest (“OBI”) system for review by Compliance.

Those consultants or temporary employees that are hired for positions lasting more than one year may be required to transfer their brokerage accounts to Morgan Stanley.

Notwithstanding the foregoing, consultants and temporary employees employed by IM Private Side businesses and subject to supervision from IM Private Side employees who meet the criteria of Category B Consultant Advisors, as set forth in the Global Advisory Directors and Senior Advisors Policy, shall not be classified Access Persons as defined above. IM Private Side compliance, in conjunction with the applicable business unit, shall be responsible for maintaining a schedule of all IM Private Category A and Category B Consultant Advisers

III.	COMPLIANCE WITH APPLICABLE LAWS

It is IM Private Side’s policy to be in strict compliance with all Applicable Laws, and Access Persons are likewise required to comply. We recognize, however, that some laws and regulations may be ambiguous and difficult to interpret. Good faith efforts to follow the spirit and intent of all laws are expected. To ensure compliance, IM Private Side intends to educate its Access Persons on laws related to its activities, which may include periodically issuing training, bulletins, manuals and memoranda. Access Persons are expected to read all such materials and be familiar with their contents and use their reasonable efforts to attend any training session organized by IM Private Side.

Ignorance of the law or rules is not a defense or an excuse from penalties or sanctions. Any Access Person who is uncertain about Applicable Laws, or whether certain practices are in compliance with the law, should consult the Chief Compliance Officer or your coverage attorney.

IV.	CONFLICTS OF INTEREST

Access Persons may encounter actual or potential conflicts of interest in the course of their job responsibilities. For example, Access Persons may encounter potential or actual conflicts of interest by virtue of the fact that IM Private Side and its affiliates maintain or may be seeking to maintain a relationship with multiple Clients, customers, suppliers and counterparties around the globe. It is the responsibility of all Access Persons to: (i) identify any conflicts in accordance with IM Private Side’s policies and regulatory requirements, and (ii) disclose any conflicts or potential conflicts to your supervisor or the Legal and Compliance Division, as appropriate, and (iii) follow any steps agreed by the Legal and Compliance Division and/or your supervisor deemed necessary to manage those conflicts. In particular, if an Access Person becomes aware of a conflict of interest between IM Private Side and a Client that is apparently relying on IM Private Side’s advice or services without having been informed of the potential or actual conflict, discuss the situation with your supervisor or the Legal and Compliance Division immediately. Access Persons may also encounter situations in which their personal interest outside of Morgan Stanley or IM Private Side could be (or appear to be) placed ahead of such Access Person’s obligations to IM Private Side or our Clients: in these instances Access Persons must escalate the situation to their supervisor or the Legal and Compliance division immediately.

Conflicts may exist even when no wrong is done. The opportunity to act improperly may be enough to create the appearance of a conflict. The following are examples of situations that may give rise to a conflict of interest:

•	using IM Private Side’s premises, assets, information or influence for personal gain;

•	accepting special favors as a result of your position with IM Private Side from any person or organization with which IM Private Side has a current or potential business relationship;

•	competing with IM Private Side for the purchase or sale of property, services or other interests;

•	acquiring an interest in a transaction involving IM Private Side, a Client, counterparty or supplier (not including routine investments in publicly-traded companies or mutual funds or in employee investment funds managed by IM Private Side);

•	receiving a personal loan or guarantee of an obligation as a result of your position with IM Private Side;

•	working for a competitor, customer or supplier of IM Private Side while an Access Person; and

•	directing business to a broker-dealer, service provider or supplier owned or managed by, or that employs, a relative or friend.

Any such activities should be discussed with your supervisor or the Legal and Compliance Division. Supervisors who are contacted regarding potential conflicts of interest are strongly advised to discuss the matter with the Legal and Compliance Division.

To reinforce our commitment to avoid conflicts of interest and act in the best interest of our Clients, the following rules have been adopted:

•	Access Persons may not act on behalf of IM Private Side or a Client in connection with any transaction in which they have a personal interest. This rule does not apply to any personal interest resulting from any direct or indirect participation in an IM Private Side program that entitles an Access Person to receive a portion of the economic returns of a Client.

•	Access Persons may not, without prior approval, have a substantial interest in any outside business that, to their knowledge, is involved currently in a business transaction with IM Private Side, or is engaged in businesses similar to any business engaged in by IM Private Side.

•	Access Persons may not, without prior approval, engage in any transaction involving the purchase of products and/or services from IM Private Side, a Client or a portfolio investment except on the same terms and conditions as they are offered to the public.

•	Access Persons may not recommend or consider any Securities transaction for a Client without first disclosing to such Client (and its investors, if necessary) any material beneficial ownership, business or personal relationship with the issuer (or an affiliate of the issuer) of the Security.

•	Broker-dealers, service providers and suppliers should be selected based on quality, reliability, price, service and technical advantages.

•	All receipts and expenditures, including personal expense statements, must be supported by documents that accurately and properly describe such expenses. Staff members responsible for approving expenditures or for keeping books, records and accounts for IM Private Side are required to approve and record all expenditures and other entries based upon proper supporting documents so that the accounting records of IM Private Side are maintained in reasonable detail and reflect accurately and fairly all transactions of IM Private Side, including the disposition of their assets and liabilities. The falsification of any book, record or account of IM Private Side and the submission of any false personal expense statement or false claim for an employee benefit plan payment are prohibited. Disciplinary action will be taken against anyone who violates these rules, which may result in dismissal.

V.	TREATMENT OF INSIDE INFORMATION

IM Private Side is required by Applicable Laws to establish, maintain, and enforce policies and procedures designed to prevent the misuse of material, non-public information by IM Private Side or any Access Person. Set forth below is IM Private Side’s policy on insider trading.(1) In addition, the Morgan Stanley Code of Conduct applies to all Morgan Stanley employees and contains a discussion of this topic.

A.	Statement of Policy Against Insider Trading

IM Private Side forbids any Access Person from trading, encouraging others to trade, recommending Securities, or disclosing information relating to other financial instruments based on inside information. This conduct is deemed to be “insider trading.”

1.	Definition of Inside Information

Inside information (also called material or price-sensitive information) is non-public information about a Client, the assets of a Client, or assets with respect to which a Client is contemplating an investment (i) that may have a significant impact on the price of a Security or other financial instrument, or (ii) that a reasonable investor would be likely to consider important in making an investment decision. Inside information may include:

•	material undisclosed financial information (e.g., company earnings information or estimates, dividend increases or decreases, liquidity problems or changed projections);

•	material undisclosed operating developments (e.g., new product developments or natural resource discoveries, changes in business operations or extraordinary management developments or large increases or decreases in orders); or

•	material undisclosed proposed business activities (e.g., proposed or agreed mergers, acquisitions, divestitures, major investments, restructurings, refinancings, extraordinary borrowings or even, in certain circumstances, the retention of an investment bank).

Consider all facts and circumstances in determining whether an item is inside information. When analyzing these matters, assistance is available from the Legal and Compliance Division.

2.	Impermissible Uses of Inside Information

Access Persons may not trade, encourage others to trade, recommend Securities, or disclose information relating to other financial instruments based on inside information. In addition, it is a violation of our policy and the law of most jurisdictions for persons to whom insiders have communicated or “tipped” inside information to disclose such information to others or trade in or recommend Securities or other financial instruments based on it.

Securities laws require those with inside information about a Securities issuer either to:

•	disclose that information to the public in sufficient time prior to acting upon it; or

•	not disclose that information to others, and also not trade or recommend the Securities based upon the inside information.

3.	Handling Rumors

It may be a violation of the law to trade or make recommendations based on rumor.

Any Access Person who believes that a rumor or piece of unsubstantiated information may have been circulated deliberately to influence the market for Securities or other financial instruments of a publicly traded company should report the situation promptly to the Chief Compliance Officer or a coverage attorney. Do not trade based on the rumors or take any other action without the prior approval of the Chief Compliance Officer or a coverage attorney.

4.	Consequences of Misusing Inside Information

The misuse of inside information may result in, among other things, regulatory inquiry, litigation, adverse publicity and disciplinary action by IM Private Side, up to and including termination of employment. Misusing inside information also may end a person’s career in the securities industry and result in civil and criminal penalties, including incarceration.

In addition, a “controlling person”(2) may be subject to civil or criminal penalties for failing to establish, maintain and enforce IM Private Side’s policy against insider trading and/or if such failure permitted or substantially contributed to an insider trading violation. Any violation of this policy will result in serious sanctions by IM Private Side, including termination of employment and a civil and/or criminal referral by IM Private Side to the appropriate governmental authorities.

B.	Procedures to Prevent and Detect Insider Trading

In addition to Morgan Stanley’s Global Policy on Confidential and Material Non-Public Information, the following procedures have been established to assist Access Persons in preventing and detecting insider trading. Every Access Person is required to follow these procedures or risk serious sanctions, including possible dismissal from employment, substantial personal liability, and criminal penalties.

1.	Identifying Inside Information

Before an Access Person can trade for itself or others (including any Client) in the Securities of a company about which such Access Person may have potential inside information, such Access Person should consider the following questions in conjunction with the Legal and Compliance Division:

a)	Is the information material?

Would an investor consider this information important in making his or her investment decisions?

Would this information substantially affect the market price of the Securities if generally disclosed?

b)	Is the information non-public?

To whom has this information been provided?

Has the information been effectively communicated to the public at large by being published in publications of general circulation?

After the Legal and Compliance Division has reviewed the issue, the Access Person will be either instructed to continue the prohibitions against trading and communication or allowed to trade and communicate the information.

2.	Identifying Inside Information Under Special Circumstances

If an Access Person serves on the board of directors of a publicly-traded company or serves as an officer of such a company, that person may be asked to seek objective, third party review from outside counsel as to whether any information in his/her possession as a result of his/her role as a board member or officer of the company might be construed as material, non-public information. In addition, Securities recommendations made to any Client or the fact that a Client holds a particular Security can also be considered material, non-public information.

3.	Restriction on Trading

If, after consideration of the above, an Access Person believes that the information is material and non-public, or if the Access Person has questions as to whether the information is material and non-public, the following steps must be taken:

a)	Report the matter immediately to the Control Group and your coverage attorney.

b)	Refrain from purchasing or selling the Securities on behalf of yourself or others (including the funds and separate accounts managed by IM Private Side).

c)	Refrain from communicating the information inside or outside IM Private Side, other than to IM Private Side’s Senior Management and the Legal and Compliance Division.

4.	Restricting Access to Material Non-Public Information

Any information that an Access Person or IM Private Side identifies as material and non-public must not be communicated to anyone, including persons within IM Private Side, except to those on the private side of the Firm’s information barriers who have a reasonable need to know in furtherance of IM Private Side’s business objectives and/or those public side employees that have been wallcrossed in accordance with the Global Information Barrier and Wall Crossing Reference Guide. In addition, care should be taken so that such information is secure. For example, files containing material, non-public information should be locked and access to computer files containing material, non-public information should be restricted.

5.	Resolving Issues Concerning Insider Trading

If doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures and standards, or as to the propriety of any action, it must be discussed with the Legal and Compliance Division before trading or communicating the information to anyone.

From time to time, this policy may be revised in light of developments in the law, questions of interpretation and application, and practical experience with the procedures contemplated by the policy. Periodically or upon request, the Chief Compliance Officer or a designee will meet with personnel of IM Private Side to review this policy and the related procedures, including any developments in the law and to answer any questions of interpretation or application of this policy.

VI.	RESTRICTIONS ON PERSONAL INVESTING AND REPORTING AND CERTIFICATION REQUIREMENTS

IM Private Side is required to impose certain restrictions on personal investing and related activities designed to prevent conflicts of interest and to guard against the misuse of proprietary or confidential information.(3)

A.	Trading Policy Generally

Access Persons must follow the Morgan Stanley Code of Conduct, the Firm’s Global Employee Trading Policy and any employee trading policies applicable to their Business Unit, department or region (e.g., IM Private Side Global Employee Trading Policy), which may require pre-clearance and place limits on the kinds of trades that you are permitted to execute. In general, such policies discourage Access Persons from engaging in personal trading on a scale that would distract such person from his or her daily responsibilities and strongly encourage Access Persons to invest for the long term and discourages short-term, speculative trading. Personal trading is generally deemed to have occurred when Access Persons act outside the scope of the activities that they carry out in a professional capacity, and/or if their trade is carried out for: (i) the Access Person himself; (ii) any person the Access Person has a family relationship with or with whom he has close links; (iii) any person in respect of whom the Access Person has a direct or indirect material interest in the outcome of the trade. Pre-clearance requests should be submitted through the Firm’s trade pre-clearance system, TPC.

Access Persons should carefully review all employee trading policies to which they are subject before engaging in any personal trading.

1.	Prohibited Transactions in Initial Public Offerings

In many circumstances, Access Persons may be prohibited from acquiring any direct or indirect Beneficial Ownership in an Initial Public Offering (see Morgan Stanley’s Global Employee Trading Policy and the IM Private Side Global Employee Trading Policy).

B.	Maintenance of Brokerage Accounts at Morgan Stanley

As detailed in the Firm’s Global Employee Trading Policy, Access Persons are required, with limited exceptions, to maintain all Covered Accounts with Morgan Stanley or an affiliate of Morgan Stanley and are generally not permitted to maintain such accounts with an unaffiliated financial institution.

C.	Pre-clearance of Private Placements and Outside Activities

1.	Pre-clearance of Private Placements

As set forth in Morgan Stanley’s Global Employee Trading Policy and the IM Private Side Global Employee Trading Policy, Access Persons are required to disclose and obtain pre-clearance of private Securities transactions by using the web-based Outside Business Interest (“OBI”) system. Private Placement transactions must not be executed until approval has been received.

2.	Pre-clearance of Outside Activities

Access Persons are required to disclose and obtain approval for Outside Business Activities, whether or not compensated, by using the OBI system. Access Persons must not engage in Outside Business Activities until approval has been received.

D.	Personal Covered Securities Holdings and Transaction Reports

All Access Persons are required to disclose their personal Covered Securities holdings and transactions in Covered Accounts in the manner set forth in Section E below.

The transactions and holdings reports required herein to be made by Access Persons apply to all Covered Securities in Covered Accounts. This policy does not apply to any discretionary or managed account opened and maintained in compliance with Morgan Stanley’s Global Employee Trading Policy and the IM Private Side Global Employee Trading Policy or any transaction effected pursuant to an automatic investment plan (provided that any transaction that overrides the pre-set schedule of the automatic investment plan must be reported).

E.	Reporting Requirements

Each Access Person, at the time they become an Access Person and thereafter, on an annual basis, must disclose all personal Covered Securities holdings in Covered Accounts.

1.	Initial Holdings Report. You must provide an Initial Holdings Report to the Legal and Compliance Division (see Attachment A), no later than 10 days after you become an Access Person. The information must not be more than 45 days old from the day you become an Access Person and must include:

•	the title and type, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of any Covered Security;

•	the name of any broker-dealer, bank or financial institution where you hold an Employee Securities Account;

•	any Outside Activities; and

•	the date you submitted the Initial Holdings Report.

For purposes of the Initial Holdings Report, a person becomes a new Access Person of IM Private Side when such person (i) is newly hired by Morgan Stanley or transferred to work in an business within IM Private Side; (ii) is part of a business unit that is newly identified as part of IM Private Side; (iii) is an Investment Committee member (and was not previously an Access Person of IM Private Side); or (iv) is otherwise newly identified by the Legal and Compliance Division as an Access Person (e.g., pursuant to an amendment to the Code).

2.	Quarterly Transactions Report. You must submit a Quarterly Transactions Report no later than 10 days after the end of each calendar quarter to Compliance. The report must contain the following information about each transaction involving a Covered Security:

•	the date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of any Covered Security;

•	the nature of the transaction (i.e., purchase, sale or other type of trade);

•	the price of the security at which the transaction was effected;

•	the name of the broker-dealer or bank with or through which the transaction was effected; and

•	the date you submitted the Quarterly Report

Exceptions: You do not have to submit a Quarterly Transactions Report if it would duplicate information in broker trade confirmations or account statements that Compliance already receives or may access, such as Morgan Stanley brokerage accounts, direct accounts for the purchase of Proprietary Mutual Funds and employee-benefit related accounts (i.e., Morgan Stanley 401(k). ESPP, ESOP, MSCIP and EICP). For non-Morgan Stanley confirmations and account statements, Compliance must receive this information no later than 30 days after the end of the applicable calendar quarter.

A reminder to complete the Quarterly Transactions Report will be provided to you by Compliance if applicable at the end of each calendar quarter.

3.	Annual Holdings Statements. On an annual basis, Access Persons must provide an Annual Holdings Report that contains data that is not more than 45 days old. Each Access Person will receive an “Annual Certification for Employees” electronically (see Attachment C), the completion of which will satisfy the annual reporting requirement.

F.	Review of Pre-clearance Requests for Personal Covered Security Transactions and Securities Holdings and Transaction Reports

As set forth in the IM Private Side Global Employee Trading Policy, Designated Managers and the Control Group will review pre-clearance requests for personal Covered Security Transactions. The Designated Manager will also review all Covered Security holdings and transaction reports to detect conflicts of interest, potential violations of employee trading policies and procedures and possible red flags.

1.	Review of Pre-clearance Requests for Personal Covered Security Transactions

In general, approval will be granted for personal Covered Securities transactions only if it can be determined that all legal obligations are satisfied, and that the purchase or sale does not present any conflict of interest with IM Private Side, any Client or any portfolio investment held by or under consideration for any Client and is consistent with the Code. In reviewing pre-clearance requests, Designated Managers should feel free to contact Compliance to obtain guidance on specific Client-related trading investment activity that should be considered.

When reviewing a request to enter into a Private Placement, Designated Managers will generally consider whether:

•	the transaction would create an actual or potential conflict of interest (for example, whether the Covered Security is being considered for purchase or sale by a Client or is being purchased or sold by a Client);

•	the Access Person will have access to non-public information as a result of the Private Placement;

•	the time and effort involved may compromise the Access Person’s ability to perform his/her job;

•	the Access Person understands and will abide by the limitations that IM Private Side imposes or may impose;

•	the transaction is likely to evolve from an acceptable transaction to an unacceptable one;

•	the Access Person will receive selling compensation;

•	the transaction is non-volitional on the part of the Access Person;

•	a Morgan Stanley—affiliated entity does any business with or competes with the issuer (e.g. hedge fund or private equity fund), and the potential or actual conflicts that can arise therefrom;

•	the transaction will involve solicitation by the Access Person;

•	a Client has a controlling interest in the issuer;

PS-1

•	the investment might be linked to an additional activity, including receipt of direct or indirect compensation for a service; or

•	there is an implied expectation created in connection with the investment, such as an expectation that the Access Person or a Morgan Stanley—affiliated entity will perform services.

2.	Review of Covered Securities Holdings and Transaction Reports

When reviewing the Covered Securities holdings and transaction reports, the Designated Manager should consider whether the trading:

•	creates a real or perceived conflict of interest with IM Private Side or Client activities or the Access Person’s job responsibilities;

•	distracts the Access Person from his/her assigned responsibilities;

•	is inconsistent with the Access Person’s financial means;

•	departs significantly from the Access Person’s previous investment activity; or

•	is more speculative than an Access Person’s investment experience would suggest is reasonable, or otherwise appear unsuitable for the Access Person.

VII.	GIFTS & ENTERTAINMENT

Morgan Stanley’s Code of Conduct sets forth specific conditions under which employees and their family members may accept or give gifts or entertainment. In general, employees and their family members may not accept or give gifts or special favors (other than an occasional non-cash gift of nominal value) from or to any person or organization with which Morgan Stanley has a current or potential business relationship. IM Private Side Employees should consult the MSIM Global Gifts, Entertainment and Charitable Giving Policy.

VIII.	POLITICAL CONTRIBUTIONS

Morgan Stanley places certain restrictions and obligations on its employees in connection with their political contributions and solicitation activities. Morgan Stanley’s Policy on U.S. Political Contributions and Activities prohibits any political contributions, whether in cash or in kind, to state of local officials or candidates in the United State that are intended or may appear to influence the awarding of business to Morgan Stanley or the retention of that business. The IM Private Side U.S. Political Activities and Government Entities Policy details additional restrictions on the political contributions and activities of IM Private Side professionals under the Investment Advisers Act.

You are required to obtain pre-clearance from Compliance prior to making any political contribution to or participating in any political solicitation activity on behalf of a U.S. federal, state or local political candidate, official, party or organization. Such pre-clearance requests should be submitted through the Firm’s pre-clearance tool, PCT.

IX.	MAINTENANCE OF BOOKS & RECORDS

IM Private Side Compliance is required to maintain the following books and records with respect to the Code:

•	a copy of the Code;

•	a record of any violation of the Code and any action taken as a result of the violation;

•	a record of all written acknowledgments from each Access Person;

•	a record of each transaction report and holdings report made by an Access Person or the information provided by such Access Person in lieu of such reports (e.g., monthly brokerage statements), records of which may also be maintained by regional Compliance groups who are designated to monitor employee trading in those regions.

•	a record of the names of persons that are currently, or were within the past five years, Access Persons;

•	a record of any decision to approve the acquisition of Securities by an Access Person, records of which may also be maintained by regional Compliance groups who are designated to monitor employee trading in those regions.; and

•	a record of the person(s) responsible for reviewing the reports.

The records must be maintained in accordance with the Firm’s Global Records and Information Management Policy, which establishes general Firmwide standards and procedures regarding the retention, handling and destruction of official books and records, and other information of legal or operational significance. The policy incorporates the Firm’s Master Retention Schedule (MRS), which lists various record classes and associated retention periods on a global basis.

X.	EDUCATION AND ACKNOWLEDGEMENTS

IM Private Side Compliance maintains a record of all of the educational materials distributed or training sessions held relating to the Code.

Access Persons are encouraged to contact the Chief Compliance Officer or a coverage attorney with any questions regarding the Code and the application of the policies and procedures herein.

XI.	REPORTING OF VIOLATIONS

All Access Persons must promptly report all violations and apparent violations of the Code to the Chief Compliance Officer. All reported violations and a description of the action(s) taken by IM Private Side will be documented and maintained as part of IM Private Side’s books and records.

XII.	SANCTIONS

Access Persons may be held personally liable for any improper or illegal acts committed during their employment. This liability could include civil or criminal penalties (fines or imprisonment) or regulatory sanctions (censure, suspension or industry bar). In addition, upon discovering that an Access Person has committed illegal or improper acts, or has not complied with the requirements of the Code, IM Private Side will impose such sanctions as it deems appropriate, which may include, among other things, disgorgement of profits, censure, suspension or termination of employment.

All material violations of requirements of the Code and any sanctions imposed shall be periodically reported to senior management of IM Private Side.

The foregoing is in addition to and does not amend or interpret Morgan Stanley’s Code of Conduct, any personal employee trading or other Firm policies to which you are subject or the terms of any of Morgan Stanley’s compensation programs.

FOOTNOTES:

(1) EU-based Access Persons should also refer to the MSIM EMEA Market Abuse Policy for guidance in connection with insider trading, transaction reporting, market soundings, and investment recommendations.

(2) “Controlling persons” include not only employers, but also any person with power to influence or control the direction of the management, policies or activities of another person. Therefore, controlling persons may include not only IM Private Side entities, but also its directors and officers.

(3) See for example, Rule 204A-1 of the Advisers Act and the Commission Delegated Regulation (EU) 2017/565.

* * *

END OF CODE

ATTACHMENTS FOLLOW

ATTACHMENT A

FORM OF INITIAL HOLDINGS REPORT

To the Chief Compliance Officer of IM Private Side:

I certify that the following is a list of all Covered Securities (as defined in IM Private Side’s Code of Ethics (the “Code”) in which I had any direct or indirect Beneficial Ownership (as defined in the Code) as of the date listed below:

Title of Security	Type	Ticker Symbol or CUSIP umber	Number of Shares/Principal Amounts	Name of Broker-Dealer, bank or financial institution where you hold an Employee Securities Account

As set forth in Morgan Stanley’s Global Policy on Directorships, Outside Activities and Private Securities Transactions, I hereby certify that I have disclosed all directorships, outside activities and private securities transactions through the Firm’s web-based Outside Business Interest system (accessed by typing “OBI” in your web browser).

Date Report Submitted:

Print Name:

Signature:

ATTACHMENT B

FORM OF QUARTERLY TRANSACTIONS REPORT

For the Calendar Quarter Ended

To the Chief Compliance Officer of IM Private Side:

During the quarter referred to above, the following transactions were effected in Covered Securities(1) of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership.(2) Note that you may use the chart below to report both publicly traded and privately traded securities.

Title of Security	Date of Transaction	No. of Shares	Interest Rate & Maturity Date (if applicable)	Principal Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Financial Institution Through Whom Effected

Date Report Submitted:	(3)

Print Name:

Signature:

Title:

(1) A “Covered Security” is generally any financial instrument treated as a security for investment purposes and any related instrument such as futures, forward or swap contract entered into with respect to one or more securities, a basket or an index of securities or components of securities.

(2) Generally, a person becomes a “beneficial owner of securities” if such securities are held by the person’s spouse, minor children, a relative who shares the person’s home, or other persons if by reason of any contract, understanding or agreement he/she can obtain from such securities benefits substantially equivalent to those of ownership. A person should consider himself/herself to be a beneficial owner of securities if he/she can transfer title to himself/herself, now or in the future.

(3) This report must be submitted no later than 30 days after the end of each calendar quarter. The report must cover, at a minimum, all Covered Security transactions during the relevant quarter.

ATTACHMENT C

FORM OF ANNUAL CERTIFICATION AND LISTING OF SECURITIES HOLDINGS(1)

I hereby certify that:

1.	I have received an electronic copy of, and have read, understand and am in compliance with the Morgan Stanley Code of Conduct, the relevant Country Supplement (if applicable) and the Proprietary Rights Supplement. I also agree to be bound by the terms contained in the Code of Conduct’s Proprietary Rights Supplement, including its assignment of rights provisions.

2.	I have received an electronic copy of, and have read, understand, and am in compliance with the Code of Ethics to which I am subject (“COE”), including all revisions to the COE, if any.

3.	I agree that, as a condition of my employment, I will abide by these policies, as may be amended, any applicable supplements, and specific policies referenced therein, and any additional or amended policies and procedures applicable to me as issued from time to time by the Firm, and further acknowledge that I understand the laws and regulations applicable to my job responsibilities, including those pertaining to refraining from misuse of material non-public information. If I have a concern about or am aware of misconduct, I will raise the concern promptly in accordance with the reporting procedures set forth in the Code of Conduct

4.	All my personal securities accounts and holdings are reflected completely and accurately below.

5.	All outside accounts, private placements, activities and additional reportable investments are reflected completely and accurately below. In addition, if I have disclosed managed account(s) I certify that I have not made, directly or indirectly, individual investment decisions in such account(s)

I understand that any violation of these policies may subject me to disciplinary action, which may include termination of my employment from the Firm.

(1) This certification will be sent annually to Access Persons electronically via the “Annual Certification of Employees” web portal. Employees in certain jurisdictions may submit their annual certification to their local country compliance team.